Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Telewest Global, Inc.:

        We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report contains an explanatory paragraph that states that Telewest Communications plc and Subsidiaries ("Predecessor Company") suffered recurring losses, had a net shareholders' deficit, and was undergoing financial restructuring that raised substantial doubt about the Predecessor Company's ability to continue as a going concern. The consolidated financial statements of the Predecessor Company referred to above have been prepared assuming the Predecessor Company would continue as a going-concern. As of July 1, 2004 the Predecessor Company and Telewest Global, Inc. and Subsidiaries ("Reorganized Company") completed a financial restructuring and adopted fresh-start reporting pursuant to American Institute of Certified Public Accountants Statement of Financial Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result, the consolidated financial information of the Reorganized Company is presented on a different basis than that for the Predecessor Company and, therefore, is not comparable.

        Our report contains an explanatory paragraph that states that the Reorganized Company adopted a method of accounting for share-based compensation arrangements that is different than the method of accounting used by the Predecessor Company.

/s/ KPMG Audit Plc

KPMG Audit Plc
London, United Kingdom
April 12, 2005